SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to 14(a) of the Securities Exchange
Act of 1934 (Amendment No. 2)

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:
( )   Preliminary Proxy Statement
( )   Confidential, for Use of the Commission Only (as
      permitted by Rule 14a-6(e)(2))
(x) Definitive Proxy Statement
( )   Definitive Additional Materials
( ) Soliciting Material Pursuant to s240.14a-11(c) or s240.14a-12

              Integral Systems, Inc.
(Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(x) No fee required.
( ) Fee computed on table below per Exchange Act Rules
14a-6(I)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


3) Proposed maximum aggregate value of transaction:


4) Total fee paid:


( )   Fee paid previously with preliminary materials.

( )   Check box if any part of the fee is offset as provided
by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No:

3) Filing Party:

4) Date Filed:



                          INTEGRAL SYSTEMS, INC.
                       ANNUAL SHAREHOLDERS MEETING

                              COMPANY PROXY




   THIS PROXY IS BEING SOLICITED BY INTEGRAL SYSTEMS, INC. (THE "COMPANY"). The Company is making this proxy solicitation solely by mail and does not intend to use any specially engaged employees or paid solicitors to solicit proxies. This proxy statement and form of proxy are being mailed to shareholders on or about May 8, 1997. No Director of Integral Systems,
Inc. has advised the Company that he or she intends to oppose any action intended to be taken by the Company as set forth in this proxy.





   The undersigned shareholder hereby appoints Steven R. Chamberlain, Robert
P. Sadler, and Thomas L. Gough or each or any of them, with full power of substitution, as proxy, to vote all shares of common stock of Integral Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, JUNE 4, 1997 at 6:00 p.m. at the PATUXENT GREENS COUNTRY CLUB, 14415 GREENVIEW DRIVE, LAUREL, MARYLAND and at any and all adjournments thereof, for the transaction of such business as may properly come before the meeting, including the items set forth below.



The Company's Board of Directors recommends a vote for the following proposals:

1.	ELECTION OF DIRECTORS:

Steven R. Chamberlain, Thomas L. Gough, Dominic A. Laiti, R. Doss
McComas,
Robert P. Sadler, Bonnie K. Wachtel

               FOR {   }	             WITHHOLD {   }



    Additional information concerning the Board of Directors is contained on pages 3 and 4 of this proxy statement.



   You may withhold authority to vote for any individual nominee listed above.
TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THAT NOMINEE'S NAME IN THE SPACES PROVIDED BELOW.





2.	INCREASE NUMBER OF AUTHORIZED SHARES FROM 2 MILLION TO 10 MILLION.



   The Company proposes to increase the number of shares of common stock which the Company is authorized to issue from the current level of 2 million shares of common stock to 10 million shares of common stock (an increase of 8 million shares of common stock). Additional Information concerning the proposed increase in the number of authorized shares is contained on page 5 of this proxy statement.





   FOR {   }               WITHHOLD {   }            ABSTAIN {   }

3.	ISSUE ADDITIONAL SHARES PURSUANT TO A 3-FOR-1 STOCK SPLIT.




   If the shareholders authorize the Company to increase the number of authorized shares of common stock, the Company proposes to issue additional shares of common stock to its existing shareholders pursuant to a 3-for-
1 pro rata stock split. The additional shares of common stock would bear the same voting, dividend and other rights as the shares of the Company's common stock currently issued and outstanding. Additional Information concerning the proposed issuance of additional shares of common stock is contained on pages 5 and 6 of this proxy statement.





   FOR {   }                        WITHHOLD {   }            ABSTAIN {
}



IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may come up before the meeting.



   THIS PROXY IS REVOCABLE AT ANY TIME BEFORE MAY 30, 1997 BY THE SHAREHOLDER. In order to revoke this proxy,the shareholder must deliver notice in writing to Mrs. Diane Hyde, Integral Systems, Inc., 5000 Philadelphia Way,
Suite A. Lanham, MD 20706, Fax: 301-731-9606, which notice MUST BE
RECEIVED NO LATER THAN 5:00 P.M. ON May 30, 1997.





   IMPORTANT INFORMATION ABOUT VOTING PROCEDURES





   In order for business to be transacted at the annual meeting, a quorum of shareholders must be present at the meeting, either in person or by proxy.
A quorum exists if the holders of stock having a majority of the voting power of the stock entitled to vote at the meeting are present either in person or by proxy.






   Each shareholder is entitled to ONE VOTE FOR EACH SHARE of stock owned. There are no cumulative voting rights for the election of directors or for any other matter. Each of the measures that are the subject of this proxy shall be decided by the majority of the votes cast by the shareholders present in person or by proxy. Votes will be counted by the simple counting of votes cast, and ABSTENTIONS AND BROKER NON-VOTES WILL NOT BE COUNTED to calculate the existenceof any majority for the purposes of determining whether or not a resolution is passed.





   The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, this Proxy will be voted FOR the directors and proposal detailed in the proxy statement. Shareholders of record on MAY 7, 1997 are entitled to vote their shares.





   Please print your name, address and number of shares in the spaces indicated below, sign and date this form and return it by mail or by fax to:
Mrs. Diane Hyde, Integral Systems, Inc., 5000 Philadelphia Way, Suite A, Lanham, Maryland 20706, Fax: (301) 731-9606




           SHAREHOLDER NAME:


                    ADDRESS:


              NO. OF SHARES:


                  SIGNATURE:                  DATE:

                     ELECTION OF DIRECTORS

Six directors are to be elected at the meeting, each to hold office until the next Annual Meeting or until a successor is duly elected and qualified. The nominees for election as Directors are:

NAME                          OCCUPATION

Steven R. Chamberlain         Chairman of the Board, Chief
                              Executive Officer, Integral Systems, Inc.

Thomas L. Gough, Jr.          President and Chief Operating
                              Officer, Integral Systems, Inc.

Dominic A. Laiti              Independent Consultant, Former
                              President and Director of
                              Globalink, Inc.; former President
                              of Hadron, Inc.

R. Doss McComas               Chairman/Chief Executive Officer
                              of Plexsys, International, Vice
                              President of Business Development
                              for COMSAT RSI

Robert P. Sadler              Secretary/Treasurer, Vice
                              President, Quality Control,
                              Integral Systems, Inc.

Bonnie K. Wachtel             Vice President and General
                              Counsel, Wachtel and Company, Inc.


BACKGROUND

STEVEN R. CHAMBERLAIN, 41, a company founder, has been Chairman of the Board and Chief Executive Officer since June, 1992, President since May, 1988 and a Director since 1982. He served as Vice President from 1982 until he became President. From 1978 to 1982, Mr. Chamberlain was employed by OAO Corporation where he progressed from Systems Analyst to Manager of the Offutt Air Force Base field support office. Mr. Chamberlain holds a B.S. degree in Physics from Memphis State University and has done graduate work in Physics and Mathematics at Memphis State and the University of Maryland.

THOMAS L. GOUGH, JR., 48, became a member of ISI's staff in January, 1984. In March of 1996 he was elected to the Board of Directors of Integral Systems having served as President and Chief Operating Officer since June, 1992. For three years before being named President he served as Vice President and Chief Financial Officer. Prior to joining ISI he was employed by Business and Technological Systems, Inc., serving initially as a Project Leader and later as the Software Systems Division Manager. From 1972 to 1977 he was employed by Computer Sciences Corporation where he progressed from programmer/analyst to section manager. Mr. Gough earned a BS degree from University of Maryland where he majored in Information Systems Management in the School of Business and Public Administration.


DOMINIC A. LAITI, 65, was elected as a director of the company in July, 1995. Mr. Laiti is presently employed as an independent consultant and was President and Director of Globalink, Inc. from January, 1990 to December,

1994. He has over twenty-five (25) years of experience in starting, building and managing high-technology private and public companies with annual revenues from two million to over 120 million dollars. Mr. Laiti was President of Hadron, Inc. from 1979 to 1989, Vice President of Xonics, Inc. from 1972 to 1979, and Vice President of KMS industries from 1968 to 1972. He is a former Director of United Press International, Saturn Chemicals Company, Hadron, Inc., Telecommunications Industries, Inc., MAXXAM Technology, Inc. and Jupiter Technology, Inc.

R. DOSS McCOMAS, 42, has been a director since July, 1995. Mr. McComas is currently Chairman and Chief Executive Officer of Plexsys International, a COMSAT RSI equity investment. He also serves as the Vice President of Business Development for COMSAT RSI. Previously at COMSAT RSI he has served in various capacities including: General Council, Vice President of Acquisitions, Strategic Planning and International Marketing, and Group Vice President responsible for international operations. COMSAT RSI supplies products and services to the wireless, satellite, air traffic control and other specialized markets. Mr. McComas has a B. A. degree from Virginia Polytechnic Institute, an M.B.A. from Mt. Saint Mary's College, and a J.D. from Gonzaga University.

ROBERT P. SADLER, 46, a company founder, has been Director, Secretary, and Treasurer since 1982. In May, 1988 he was appointed Vice President of Administration, in June, 1992, he was appointed Vice President, Quality Control. From 1976 to 1982, Mr. Sadler was employed at OAO Corporation where he progressed from Computer Analyst to Project Manager. Mr. Sadler obtained a B.S. in Mathematics and a B.S. in Computer Sciences from Pennsylvania State University and a M.S. in Management of Information Systems Technology from George Washington University.

BONNIE K. WACHTEL, 41, has served as Director since May, 1988. Since 1984, she has been Vice President, General Counsel, and a Director of Wachtel & Co., Inc., an investment banking firm in Washington, DC. Ms. Wachtel serves as a Director of several corporations including VSE Corporation and Information Analysis, Inc. She holds a B.A. and M.B.A. from the University of Chicago and a J.D. from the University of Virginia, and is a Certified Financial Analyst.




   The Board of Directors appointed Mr. Thomas L. Gough and Ms. Bonnie Wachtel to serve on the Stock Option Committee of the Board of Directors effective December 8, 1995. The Stock Option Committee operates subject to the authority of the Board of Directors. The Stock Option Committee's functions encompass making determinations relating to the terms and conditions, and the issuance, of stock options. The Stock Option
Committee formally convened once during the fiscal year ended September 30, 1996.





   A total of four meetings were formally convened by the Board of Directors since the Annual Shareholders Meeting in March, 1996.

   INCREASE IN AUTHORIZED NUMBER OF SHARES





   The Company is currently authorized to issue up to 2 million shares of one class of common stock, par value $0.01 per share (the "Common Stock"). The Company is not authorized to issue additional classes of shares. At March 31, 1997, the Company had 952,846 shares of Common Stock outstanding.





   The Company is seeking authority to increase the number of authorized shares of Common Stock from the current level of 2 million shares to 10 million shares (an increase of 8 million shares). The additional shares of Common Stock would bear the same rights with respect to voting, dividends, liquidation and other matters as all of the currently outstanding shares of the Company's Common Stock.





   The Company is seeking authority to increase the number of authorized shares of Common Stock in order to allow the Company to issue additional shares to existing shareholders in a pro rata 3-for-1 stock split, to provide the Company additional flexibility to raise additional capital, attract new talent to the Company and to facilitate potential mergers and acquisitions activities in which the Company may wish to engage in the future.





   The increase in the number of authorized shares of Common Stock will not, in itself, have any effect on the rights of existing security holders of the Company. For a description of the effects of the proposed 3-for-1 stock split on existing security holders of the Company, see "Issuance of Additional Shares Pursuant to 3-for-1 Stock Split" below. If the shareholders do not approve the increase in the authorized number of shares, the proposed stock split cannot be made; a vote against the increase in authorized shares may have the effect of a vote against the proposed stock split.





   The Company does not currently have nay plans to issue additional shares of Common Stock except for the proposed 3-for-1 stock split described below under "Issurance of Additional Shares Pursuant to 3-for-1 Stock Split". Any future issuance of additional shares of Common Stock, whether as a result of an effort to raise additional capital, attract new talent, facilitate mergers and acquisitions activities or otherwise, will be subject to the prior approval of the Company's Board of Directors and, in some circumstances, of the Company's shareholders. While the definitive terms and conditions of any such future transaction are presently unknown, it is possible that certain such transactions could dilute the percentage share ownership of the Company's existing shareholders.





   The Company is not in arrears in dividends with respect to any of the shares of its Common Stock.





   Information required by Item 13 of Schedule 14A is included in this proxy statement under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Disagreements on Accounting and Financial Disclosure" and "Financial Statements".






   ISSUANCE OF ADDITIONAL SHARES PURSUANT TO 3-FOR-1 STOCK SPLIT





   The Company is seeking authority to issue additional shares of Common Stock to existing shareholders pursuant to a 3-for-1 stock split (the "Stock Split"), if the shareholders authorize the Company to increase the number of authorized shares of Common Stock from the current level of 2 million shares to 10 million shares (an increase of 8 million shares). If the shareholders do not approve the increase in the authorized number of shares, the proposed stock split cannot be made.





   The newly-issued shares of Common Stock would bear the same rights with respect to voting, dividends, liquidation and other matters as all of the currently outstanding shares of the Company's Common Stock.

   If the Stock Split is approved, the Company would issue, on a pro rata basis to all existing shareholders of the Company at the time of the Stock Split, two additional shares of Common Stock for every one share of Common Stock held by a shareholder. As of March 31, 1997, the Company had 952,846 shares of Common Stock outstanding. Giving effect to the Stock Split, the Company would have a total of 2,858,538 shares of Common Stock outstanding. Because the Stock Split would be carried out on a pro rata basis, no dilution of ownership will result directly from the Stock
Split.





   The Company is seeking authorization to issue additional shares pursuant to the Stock Split in order to increase liquidity in the trading market for the Company's Common Stock. The Company's Common Stock is listed on NASDAQ under the symbol "ISYS". The Company believes that the Stock Split, if approved, would increase liquidity in the trading market for the Company's Common Stock by increasing the number of shares available for trading. However, the trading markets for equity securities, including the market for the Company's Common Stock, are subject to a number of factors outside the control of the Company that can substantially impact price, liquidity, volume and other market characteristics. No assurance can be made that an actual increase in the liquidity of the trading market for the Company's Common Stock will occur as a result of the Stock
Split.





   The Company is not in arrears in dividends with respect to any of the shares of its Common Stock.





   Information required by Item 13 of Schedule 14A is included in this proxy statement under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Disagreements on Accounting and Financial Disclosure" and "Financial Statements".

EXECUTIVE COMPENSATION

CASH COMPENSATION

The following table sets forth compensation received by the Company's CEO and four highest paid executive officers who earned over $100,000 during the fiscal year ended September 30, 1996:

                      SUMMARY COMPENSATION TABLE

            Annual Compensation          Long-Term Compensation
                                         Awards         Payouts
                                     Other
                                     Annual Restricted               All
other
Name and                             Compen- Stock             LTIP
Compen-
Principal                            sation  Award(s) Options/ Payouts
sation
Position          Year Salary($) Bonus($) ($)($) ($)    SAR (#) ($) ($)
(1)
CEO
S. R. Chamberlain  1996 $114,179 $14,000               15,000           $11,486
                   1995 $108,577 $14,000                7,500           $10,502
                   1994 $105,998 $13,975                    0           $11,208

PRESIDENT
Thomas L. Gough    1996 $101,581 $ 8,000               10,000           $10,061
                   1995 $ 98,048 $11,000                    0           $ 9,318
                   1994 $ 93,645 $10,980                    0           $ 9,677

VP, Commercial
Systems
Steven A. Carchedi 1996 $ 97,771 $12,000               10,000           $ 9,572
                   1995 $ 94,926 $12,000                2,000           $ 8,944
                   1994 $ 91,896 $ 9,479                    0           $ 9,479

VP, Engineering
Manufacturing
Steven K. Kowal    1996 $ 97,771 $ 9,000                4,000           $ 9,572
                   1995 $ 94,926 $ 9,500                    0           $ 8,944
                   1994 $ 91,896 $ 9,479                    0           $ 9,452

VP, Asia Pacific
Operations
William I. Tittley 1996 $ 98,891 $26,456                1,000          $10,684
                   1995 $ 96,050 $ 7,000                5,000          $ 9,046
                   1994 $ 93,006 $ 6,018                    0          $ 9,779

(1) Employer Pension Contributions

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS
                              Percent of Total
                    Number of  Options/SARs
                      Options/   Granted to
                        SARs       Employees  in Exercise/Base
Expiration
Name                  Granted    Fiscal Year  Price($)          Date
CEO
S. R. Chamberlain      15,000         18%    *$22.50            2001

PRESIDENT
Thomas L. Gough        10,000         12%     $23.50            2001

VP,
COMMERCIAL SYSTEMS
Steven A. Carchedi     10,000         12%    *$22.50            2001

VP,
ENGINEERING
MANUFACTURING
Steven K. Kowal         4,000          5%     $21.50            2001

VP, ASIA PACIFIC
OPERATIONS
William I. Tittley      1,000          1%     $21.50            2001
*Average price


COMPENSATION PURSUANT TO PLANS

BONUS

ISI's Board of Directors awards annual bonuses to officers and employees based on employee performance and profits. Currently no formal plan exists for determining bonus amounts.

PENSION PLAN

Integral Systems has in place a Profit Sharing and 401K Plan for the benefit of substantially all employees. Contributions to the Profit Sharing Plan consist of discretionary amounts determined each year by the board of directors based upon net profits for the year and total compensation paid. The 401K Plan allows employees to make elective deferrals not to exceed 10% of compensation.

Integral Systems also has a Money Purchase Plan, which allows the employer to contribute an additional 5% of eligible salaries. This 5% contribution is mandatory.

STOCK OPTION PLAN

There were 85,600 option shares granted in Fiscal Year 1996, 8,787 option shares exercised; 5,000 options were canceled.



   At the close of Fiscal Year 1996, there were a total of 117,987 options issued and outstanding. On December 1, 1995, William I. Tittley, the Company's Vice President for Asia Pacific Operations, exercised options for 2,700 shares. On June 27, 1996, Donald F. Mack, Jr., the Company's Vice President of Engineering, exercised options for 1,000 shares.






   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
OPTION/SAR VALUES





(a)        (b)             (c)           (d)             (e)
                                          Number of
                                          Securities      Value of
                                          Underlying      Unexercised
                                          Unexercised     In-the-Money
                                          Options/SARS    Options/SARs
at
                                          FY-End #        FY-End ($)
           Shares Acquired                Exercisable     Exercisable
Name       on Exercise(#)  Value Realized Unexercisable   Unexercisbale

VP, Asia
Pacific
Operations
William I.
Tittley          2,700         $46,525        3,500           $65,875
                                         (unexercisbale)  (unexercisable)






COMPENSATION OF DIRECTORS

Effective July 1, 1995, outside directors who are not full-time employees of the Company receive $5,000 per year for their services. In addition, it is the company's practice to grant stock options up to 5,000 shares at fair market value to outside directors upon joining the Board.


TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL TERMINATION

The company has no compensatory plan or arrangement with respect to any individual named in the Cash Compensation Table which results or will result from the resignation, retirement or any other termination of such individual's employment with the Company or its subsidiaries or from a change in control of the Company or a change in the individual's responsibilities following a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

No person, with the exception of those set forth in the table below, known to the Company owns beneficially more than 5% of the Company's outstanding shares of Common Stock as of September 30, 1996:

Common    Steven R. Chamberlain                 79,040      7.7%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Thomas L. Gough                       37,850      3.7%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Robert P. Sadler                      52,340      5.1%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Donald F. Mack, Jr.                   11,350      1.1%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    William I. Tittley                     3,800       .4%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706

Common    Steven K. Kowal                       43,346      4.2%
          5000 Philadelphia Way, Suite A
          Lanham, MD  20706



   Common Steven A. Carchedi                    26,500      2.6%


          5000 Philadelphia Way, Suite A,
          Lanham, MD  20706



   Common Bonnie K. Wachtel                      5,000       .5%





   Common Dominic A. Laiti                       5,000       .5%





   Common R. Doss McComas                        5,000       .5%



All Officers and Directors of Integral Systems as a group own 279,186 shares representing 27% of the outstanding shares of the Company.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


                 COMPARISON OF FISCAL YEAR 1996
                      TO FISCAL YEAR 1995

The components of the Company's income statement as a percentage of revenue are depicted in the following table for fiscal years 1996 and 1995. Certain classifications and presentations from fiscal year
1995 have been changed to be consistent with fiscal year 1996 formats.

                                       % of                       % of
                       1996          Revenue                    Revenue
                     (000's ommitted)            (000's ommitted)
Revenue               $11,217         100.0       $10,771         100.0

Expenses
    Cost of Revenue     8,217          73.2         8,290          77.0
    Selling, General &
    Admin.              1,758          15.7         1,434          13.3
    Bad Debt Expense      233           2.1             -             -
    Prod. Amortization    509           4.5           509           4.7
    Other                  -2             -           -38           -.3
    Income Taxes          179           1.6           195           1.8

Total Expenses         10,894          97.1        10,390          96.5

Net income               $323           2.9          $381           3.5


REVENUE

The Company's principal components of revenue for fiscal years 1996 and 1995 are as follows:


s>
                                           % of                 % of
                                 1996     Revenue      1995    Revenue
                           (000's omitted)          (000's omitted)

Government Revenue             $5,686      50.7        $6,239       57.9

Commercial Revenue
    EPOCH                       4,240      37.8         3,512       32.6
    OASYS/ DRS/
    Other                         629       5.6           753        7.0
    IMI                           662       5.9           267        2.5

    Total                       5,531      49.3         4,532       42.1

Total Consolidated Revenue    $11,217     100.0       $10,771      100.0

Consolidated revenue increased by approximately $450,000 between the fiscal year ended September 30, 1996 and the fiscal year ended September 30, 1995, principally because of new contract awards related to the sale of the Company's EPOCH product along with associated integration services. Revenue increases from EPOCH related business more than offset a $550,000 decline in the Company's Government business. The Government decline is believed to be temporary as new contracts in this segment received at the end of fiscal year 1996 should provide for higher revenue levels (compared to both 1996 and 1995) during fiscal year 1997. Although less than 6% of consolidated Company revenues, Integral Marketing, Inc. (IMI) achieved approximately 150% of revenue growth in 1996 over 1995.

During fiscal year 1996, the Company derived approximately 49% of its revenues from the sale of its commercial products and related services as opposed to 42% of such revenue during the prior fiscal year. The increase correlates to the Company's conscious effort to reduce its reliance on the Federal Government, and to utilize its recently developed software products to gain access to organizations in order to sell both its products and associated integration and support services.

Although the Company believes that its full cadre of software products is important for its future growth and prosperity, to date the Company's largest product investment relates to the development of its EPOCH software, a COTS (commercial off-the-shelf) product for satellite command and control. The Company believes that it is unique in its status as the only entity with COTS software capable of "flying" satellites built by any satellite manufacturer in the world.
 In fact during April, 1996 the Company was awarded a strategically important contract, a copy of which has been filed herewith as an exhibit, from AT&T Corporation to provide its COTS products (and related integration services) to command and control a fleet of satellites composed of spacecraft from multiple manufacturers. The preponderance of revenue to be derived from this contract is expected to be realized in fiscal year 1997.

During fiscal year 1996, the Company recorded approximately $4.2 million of revenue for its EPOCH product and associated services compared to $3.5 million of revenue during fiscal year 1995. The 1996 EPOCH revenue total included approximately $465,000 of license revenue compared to approximately $345,000 of this revenue type recorded in 1995. The Company's material agreements with Allied Signal Technical Services Corporation with respect to a project for the Republic of China National Space Program Office, contain licensing provisions.

Because license revenues have nominal marginal costs associated with them, this form of revenue is highly important to the Company's overall profitability. Looking forward to fiscal year 1997, the Company is encouraged that its current contract backlog includes in excess of $500,000 of unearned license revenues for its EPOCH product.

The principal balance of the Company's commercial revenues pertain to other proprietary products as follows: OASYS (Orbital Analysis System); DRS (DOMSAT Receive Station); and a collection of software pertaining to database and information system applications. During 1996, the Company recorded approximately $630,000 of revenue related to the sale of products and services under these programs compared to approximately $750,000 of revenue recorded last fiscal year. The decrease principally relates to the Company's decision to cease operations of its information and database software operation as a discreet profit center. All software development costs associated with this line of business have been fully amortized as of September 30, 1996.

EXPENSES

Cost of revenue as a percentage of revenue for fiscal year 1996 was 73.2% compared to 77.0% for fiscal year 1995. The improvement in these ratios is principally attributable to gross margin gains in the Company's EPOCH operation as well as increased margins at IMI.

SG&A increased in both absolute terms (by approximately $325,000) and as a percentage of revenue (15.7% vs. 13.3%) in 1996 over 1995. The increases reflect the Company's continued program to enhance and augment its selling efforts, including a very concerted effort (and expense) to sell its commercial products internationally.

During 1996 the Company recorded a non-recurring $233,000 bad debt expense attributable to a customer's inability to pay. Despite this reserve, the Company is vigorously pursuing collection of this receivable.

GENERAL

Overall, net income as a percentage of revenue was 2.9% in fiscal year 1996 compared to 3.5% in fiscal year 1995, while pretax income was approximately $75,000 lower in 1996 compared to 1995. Were it not for the bad debt expense described above, pretax income would have been 28% greater in 1996 over 1995. Further the Company's fourth quarter of fiscal year 1996 included its highest ever quarterly revenue total ($3.9 million) and its second highest ever pretax profit level ($448,000). Because of its fourth quarter performance, its current and significant backlog, and contracts to be imminently received, the Company believes that results for fiscal year 1997 will exceed those recorded in fiscal year 1996 for both revenue and profitability.


LIQUIDITY AND CAPITAL RESOURCES

The Company has been profitable on an annual basis since inception and has been able to generate adequate cash flow from operations to fund its operating and capital expenses. To supplement operating cash flows, the Company has access to a line of credit facility in the amount of $1.2 million which is currently unused. (See Note 5 of the Notes to Financial Statements). During fiscal year 1996, the Company used approximately $146,000 for operating activities and used an additional $739,000 for investing activities, including approximately $432,000 for newly capitalized software development costs.

As a result of its current cash reserves, its unused line of credit, its current profitability and management's internal budgeting and planning, the Company believes it will have adequate cash resources to meet its obligations for the foreseeable future. Although operating and investing activities consumed significant sums of cash during 1996, the Company does not believe it will have to rely on external sources of cash (i.e. its line of credit) to fund its growth and future software development in fiscal year 1997.

In terms of capital purchases, historically the Company has funded such items through operating cash flow or capital lease. The Company currently has no plans for major capital purchases in the ensuing twelve month period, although the Company plans to continue to invest in the continued development and improvement of its principal software products, EPOCH and OASYS.

              INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET
                        SEPTEMBER 30, 1996


ASSETS

Current assets

Cash and cash equivalents               $1,369,915
Accounts receivable                      4,849,886
Employee receivables                        24,200
Prepaid expenses                            59,956
Deferred income taxes                       73,913

Total current assets                     6,377,870

Property and equipment, at cost, net of
 accumulated  depreciation
 and amortization of $446,769              399,108

Other assets

Deposits                                     7,182
Software development costs, net of
accumulated amortization of $1,463,779   1,295,514

Total assets                            $8,079,674


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

Accounts payable - trade                  $786,701
Accrued expenses                         1,157,356
Billings in excess of revenue for
contracts in progress                      128,925
Income tax payable                          48,060

Total current liabilities                2,121,042


Commitments and contingencies

Common stock, $.01 par value, 2,000,000
 shares authorized, 952,533 shares
 issued and outstanding                      9,525
Additional paid-in capital                 825,311
Retained earnings                        5,123,796

Total stockholders' equity               5,958,632


Total liabilities and
 stockholders' equity                   $8,079,674

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
CONSOLIDATED FINANCIAL STATEMENTS.

          INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE YEARS ENDED SEPTEMBER 30, 1996 AMD 1995


                                          1996          1995
Revenue                                   $11,217,148  $10,770,661

Cost of revenue
  Direct labor                              3,617,255    3,526,899
  Direct equipment and subcontracts         1,567,215    2,218,243
  Travel and other direct costs               302,373      159,992
  Overhead costs                            2,729,793    2,385,043

Total cost of revenue                       8,216,636    8,290,177

Gross margin                                3,000,512    2,480,484

Selling, general and administrative         1,758,248    1,434,296
Product amortization                          509,477      508,556
Bad debt expense                              232,708            -

Income from operations                        500,079      537,632

Other income (expense)
  Interest income                              65,396       76,222
  Interest expense                             (2,320)      (2,529)
  Miscellaneous, net                          (60,787)     (35,139)

Income before income taxes                    502,368      576,186

Provision for income taxes                    179,351      195,483

Net income                                   $323,017     $380,703

Weighted average number of common shares      948,021      942,155

Earnings per share:

Net income                                       $.34         $.40


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

               INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

Balance, September 30, 1994 938,020 $9,380 $635,541 $4,420,076 $5,064,997

Stock options exercised       5,726     57   60,896          -     60,953

Net income                        -      -        -    380,703    380,703

Balance, September 30, 1995 943,746  9,437  696,437  4,800,779  5,506,653

Stock options exercised       8,787     88  128,874          -    128,962

Net income                        -      -        -    323,017    323,017

Balance, September 30, 1996 952,533 $9,525 $825,311 $5,123,796 $5,958,632

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

              INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

Cash flows from operating activities:
 Net income                                            $323,017    $380,703
 Adjustments to reconcile net income to
  net cash provided by operating activities:
     Depreciation and amortization                      705,793     677,207
     Change in deferred taxes                           (13,194)     20,805
     (Increase) decrease in:
       Accounts receivable                           (1,366,109) (1,090,207)
       Interest receivable                                    -      10,333
       Prepaid expenses and deposits                      4,549     (46,815)
       Employee receivable                              (24,200)          -
       Income tax receivable                                  -       6,361
       (Decrease) increase in:
       Accounts payable - trade                         434,706     145,031
       Accrued expenses                                 282,108    (157,414)
       Billings in excess of revenue
       for contracts in progress                       (432,277)    337,288
       Income tax payable                               (60,421)    108,481

Total adjustments                                      (469,045)     11,070

Net cash (used) provided by operating activities       (146,028)    391,773

Cash flows from investing activities:
       Acquisition of property and equipment           (306,799)   (217,642)
       Software development costs                      (431,773)   (315,470)
       Sale of marketable securities                          -     403,100

       Net cash used in investing activities           (738,572)   (130,012)

Cash flows from financing activities:
       Proceeds from issuance of common stock           128,962      60,953

Net (decrease) increase in cash                        (755,638)    322,714

Cash and cash equivalents, beginning of year          2,125,553   1,802,839

Cash and cash equivalents, end of year               $1,369,915  $2,125,553


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

1.	Summary of Significant Accounting Policies

	Principles of Consolidation

	The accompanying consolidated financial statements include the accounts of Integral Systems, Inc. (the Company) and its wholly owned subsidiaries, Integral Marketing, Inc. (IMI) and InterSys, Inc. (InterSys). All significant intercompany transactions have been eliminated in consolidation.

	Use of Estimates

	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

	Revenue Recognition

	Revenue under cost-plus-fixed-fee contracts is recorded on the basis of direct costs plus indirect costs incurred and an allocable portion of the fixed fee. Revenue from fixed-price contracts is recognized on the percentage-of-completion method, measured by the cost-to-cost method for each contract. Revenue from time and materials contracts is recognized based on fixed hourly rates for direct labor expended. The fixed rate includes direct labor, indirect expenses and profits. Material or other specified direct costs are recorded at actual cost.

	Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The Company's contracts vary in length from one to four years.

	The fees under certain government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue at the time the amounts can be reasonably determined.

	Unbilled accounts receivable represents revenue recognized in excess of amounts billed. The liability, billings in excess of revenue for contracts in progress, represents billings in excess of revenue recognized.

	Revenue from commissions for the sale of equipment is recognized when customer orders are submitted. A reserve is made for possible reductions in or cancellations of customer orders.

	Depreciation and Amortization

	Property and equipment are stated at cost. The Company follows the policy of providing depreciation and amortization by charges, on the straight-line method, to operating expenses at rates based on estimated useful lives as follows:

   	Classification	            Estimated Useful Lives

	Electronic equipment          3 Years
	Furniture and fixtures        5 Years
	Leasehold improvements        Life of lease
	Software                      3 Years

	Maintenance and repair costs are charged to expense as incurred. Replacements and betterments are capitalized. At the time properties are retired or otherwise disposed of, the property and related accumulated depreciation or amortization accounts are relieved of the applicable amounts and any gain or loss is credited or charged to income.

	Software Development Costs

	The Company has capitalized costs related to the development of certain software products. In accordance with Statement of Financial Accounting Standards No. 86, capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and has been recognized for those products available for market based on the products' estimated economic lives which average five years. Due to inherent technological changes in software development, however, the period over which such capitalized costs is being amortized may have to be modified.


	Earnings Per Share

	Earnings per share computations are based on the weighted average number of common shares outstanding during each year and have been adjusted where appropriate for stock splits. The exercise of outstanding stock options would not result in a material dilution of earnings per share.

	Cash Concentrations and Cash Equivalents

	The Company considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash accounts are maintained primarily with one federally insured financial institution. Balances usually exceed insured limits, but management does not consider this to be a significant concentration of credit risk. Included in the cash balance is $89,057 held in a foreign bank account.

	Reclassification

	Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.


2.	Accounts Receivable and Revenue

	Accounts receivable at September 30, 1996 consists of the following:

Billed

Government - prime contracts        $669,556
Government - subcontractors          440,871
Commercial customers               1,655,615
  Subtotal                         2,766,042

Unbilled

Government - prime contracts         827,637
Government - subcontractors           91,269
Commercial customers               1,164,938
  Subtotal                         2,083,844

  Total                           $4,849,886


	Unbilled accounts receivable include amounts arising from the use of the percentage-of-completion or other methods of recognizing revenue that differ from contractual billing terms. Substantially all unbilled receivables are expected to be collected in one year.

	During the years ended September 30, 1996 and 1995, approximately 51% and 58%, respectively, of the Company's revenue was from prime contracts and subcontracts with departments and agencies of the U.S. Government. The remaining revenue consists of commercial contracts and sales of commercial products. For each of the years ended September 30, 1996 and 1995, commercial revenue included one customer which provided revenue in excess of 10% of total revenue.


3.	Property and Equipment

	Property and equipment as of September 30, 1996, are as follows:

Electronic equipment             $728,956
Furniture and fixtures             54,898
Leasehold improvements             11,365
Software                           50,658

Total property and equipment      845,877


Less: accumulated depreciation
and amortization                 (446,769)

                                 $399,108


4.	Software Development

	Software development costs at September 30, 1996, consist of the following:

Costs incurred                     $2,759,293
Less:  accumulated amortization    (1,463,779)
Total                              $1,295,514

The total amortization expense for the year ended September 30, 1996 is $509,477.

5.	Line of Credit

	The Company has a line of credit agreement with a bank at September 30, 1996 for $1,200,000. Borrowings under the line of credit bear interest at the bank's prime lending rate plus one-quarter of one percentage point per annum. Any accrued interest is payable monthly.
 The line of credit is secured by the Company's billed accounts receivable. The line also has certain financial covenants, including minimum net worth and liquidity ratios. The line expires February 28, 1998. At September 30, 1996, the Company had no outstanding balance under the line of credit.


6.	Accrued expenses

	Accrued expenses at September 30, 1996, consist of the following:

Accrued payroll                  $544,974
Accrued vacation                  253,950
Payroll taxes                     171,054
Retirement plan payable           158,897
Other                              28,481

                               $1,157,356

7.	Commitments and Contingencies

	Leases

	The Company is leasing office space for a five-year period that commenced March 15, 1994. Future minimum lease payments through March 14, 1999 are as follows:

Years ending September 30,1997             $219,520
                          1998              226,048
                          1999              105,131

                                           $550,699

	Lease payments do not include operating expenses, which are adjusted annually, or utilities. Rent expense was $254,327 and $248,944, for the years ended September 30, 1996 and 1995, respectively.


	Government Contracts

	A significant portion of the revenues of the Company represent payments made by the U.S. Government and by contractors that have prime contracts with the U.S. Government. These revenues are subject to adjustment upon audit by the Defense Contract Audit Agency
(DCAA). Audits by the DCAA have been completed on the Company's contracts and subcontracts through the year ended September 30, 1994.
 Management is of the opinion that any disallowances by the Government auditors, other than amounts already provided, will not materially affect the Company's financial statements.


7. Commitments and Contingencies (continued)

	Litigation

	During the fiscal year ended September 30, 1996, the Company sold certain of its software products along with specified hardware to a U.S. Government agency. The procurement required the Company to sell these items through an intermediary prime contractor. The value of the contract to the Company was $232,708.

	The Company fully complied with the terms of its contract, and although the third party prime contractor has been paid in full by the U.S. Government, the Company has received no payments to date. In August 1996, the Company filed a complaint in the Second Judicial District Court of the State of New Mexico against the prime contractor and its principal owner individually for breach of contract in an attempt to recover the value of its contract. Based on discovery received, the Company subsequently filed a motion for summary judgment against the defendants.

	In September 1996, the defendants filed a counterclaim against the Company alleging defamation, intentional interference with contractual relations and the prima facie tort of extortion. The
Company believes the counterclaim is without merit and will not have a materially adverse effect on its financial statements.

	Although the Company has fully reserved the receivable due under this contract ($232,708), it continues to vigorously pursue all legal remedies available to it.


8.	Income Taxes

	For the years ended September 30, 1996 and 1995, the provision for income taxes consisted of the following:


                                    1996        1995
Current tax expense
Federal                         $154,910    $142,972
State                             37,635      31,706

                                 192,545     174,678
Deferred tax (benefit)
expense                          (13,194)     20,805

Total provision                 $179,351    $195,483

At September 30, 1996, the tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                          Asset
                                        (Liability)

Depreciation and amortization            $(36,827)
Vacation accrual                           99,040
Revenue reserve                            11,700


Net deferred income tax asset             $73,913

	The effective income tax rates differ from the statutory United States income tax rate due principally to the following:


                                             1996     1995

Federal statutory rate                       34.0%    34.0%
State tax, net of federal
  income tax benefit                          4.6      4.6
Tax-exempt interest                             -     (0.8)
Tax deductible stock option compensation     (2.8)    (4.1)
Other, primarily change in estimate          (0.1)     0.2

Effective rate                               35.7%    33.9%


9.	Profit Sharing and Employee Benefits Plans

	The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees. Profit sharing contributions consist of discretionary amounts determined each year by the Board of Directors of the Company based upon net profits for the year and total compensation paid.
 The 401(k) feature allows employees to make elective deferrals not to exceed 10% of compensation. Effective January 1, 1995, the separate profit sharing and 401(k) plans were combined into one plan.

	The Company also has a money purchase plan. For the years ended September 30, 1996 and 1995, the money purchase plan obligated the Company to contribute 5% of eligible salaries under the plan.

	For the years ended September 30, 1996 and 1995, contributions to the plans totalled $473,552 and $455,269, respectively.

10.	Stock Option Plan

	Effective May 25, 1989, as amended on January 1, 1994, the Company established a stock option plan to create additional incentives for the Company's employees, consultants and directors to promote the financial success of the Company. The Board of Directors has sole authority to select full-time employees, directors or consultants to receive awards of options for the purchase of stock under this plan. The maximum number of shares of common stock which may be issued pursuant to the stock option plan is 200,000. The price of the options is set at the stock's bid price on the date of the Board of Directors meeting at which the option is granted. Options expire no later than ten years from the date of grant (five years for greater than ten percent owners) or when employment ceases, whichever comes first, and vest over three years.

	Stock option transactions under the plan for the years ended September 30, 1996 and 1995, are summarized as follows:

                                          1996       1995
Options outstanding, beginning of year    46,174     30,800
Granted                                   85,600     21,100
Exercised                                 (8,787)    (5,726)
Cancelled                                 (5,000)         -
Options outstanding, end of year         117,987     46,174

Option price range                        $21.50 to  $17.75 to
                                          $29.00     $26.00
Options exercisable, end of year          19,012     15,714
Options available, end of year            51,850    132,450



	The Company applies APB Opinion No. 25 in accounting for its stock option plan, and, accordingly, no compensation cost has been recognized for the plan. FASB Statement No. 123, "Accounting for Stock-Based Compensation"
(SFAS 123), is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 123 is optional; however, proforma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 will be required in the Company's financial statements for its fiscal year ending September 30, 1997.

11.	Supplemental Cash Flow Information

	For the years ended September 30, 1996 and 1995, income taxes paid, net of refunds, were $410,076 and $81,012, respectively. For the years ended September 30, 1996 and 1995, interest expense incurred and paid was $2,320 and $2,529, respectively.

12.	Business Segment Information

	During the year ended September 30, 1996, the Company's operations included two reportable segments:  Satellite ground systems and electronic test instrumentation and equipment marketing.

	The Company provides satellite ground systems - computer systems for satellite command and control, data processing, simulation, and flight software validation. Customers for these systems include U.S. Government organizations such as National Aeronautics and Space Administration
(NASA), the National Oceanic and Atmospheric Administration (NOAA), and the U.S. Air Force, as well as commercial satellite operators, both domestic and foreign.

	Through its wholly-owned subsidiary, IMI, the Company acts a manufacturer's representative, selling electronic test instrumentation and equipment to customers primarily in Maryland, Virginia and the District of Columbia.
(The Company's other wholly-owned subsidiary, InterSys, provides consulting services for satellite design and procurement, but is presently inactive.)

12.	Business Segment Information (continued)

	Summarized financial information is as follows:

                                           1996        1995
Net sales
  Satellite ground systems             $10,555,371  $10,503,423
  Marketing                                661,777      267,238

Income before taxes
  Satellite ground systems                 343,797      615,413
  Marketing                                158,571      (39,227)

Identifiable assets
  Satellite ground systems               6,139,157    4,981,702
  Marketing                                405,351      163,918

Capital expenditures
  Satellite ground systems                 305,220      216,896
  Marketing                                  1,579          746

Depreciation and amortization
  Satellite ground systems                 192,838      165,551
  Marketing                                  3,478        3,100

	Identifiable assets of the respective segments include accounts receivable, property and equipment, and software development costs. Cash and cash equivalents and the remaining assets are considered corporate assets. There were no significant intercompany sales.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company's independent public accountants for the fiscal year ended September 30, 1996 and for the current fiscal year are Rubino & McGeehin Chartered of Rockville, Maryland. Representatives of the Company's independent public accountants for the fiscal year ended September 30, 1996 and for the current year are not expected to be present at the annual meeting, or to be available to respond to questions, but will have the opportunity to make a statement if they desire to do so.


SHAREHOLDER PROPOSALS

In order for proposals by shareholders to be included in the Company's proxy statement, such proposals must be received by the Company not less than 120 calendar days in advance of the date of the Company's proxy statement released to shareholders in connection with the previous year's annual meeting, except that if no annual meeting was held during the previous year or the date of the Annual Meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, such a proposal must be received by the Company a reasonable time before the solicitation is made.

The last date on which a shareholder proposal for the 1998 annual meeting must be presented to the Company in order to be included in the Company's proxy statement for the 1998 annual meeting is December 29, 1997.



SECURITIES & EXCHANGE COMMISSION FILINGS

No reports on Form S-8 have been filed during the fiscal year 1996.

DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.